April 29, 2005

Lazard Retirement Series, Inc.,
     on behalf of Lazard Retirement Small Cap Portfolio
30 Rockefeller Plaza
New York, New York 10112

The Phoenix Edge Series Fund,
     on behalf of Phoenix-Lazard Small-Cap Value Series
One American Row
Hartford, Connecticut 06102

Re:     Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization among The Phoenix Edge Series Fund, a Massachusetts business trust (the "Phoenix Trust"), on behalf of Phoenix-Lazard Small-Cap Value Series (the "Phoenix Fund"); Lazard Retirement Series, Inc., a Maryland corporation (the "Acquiring Company"), on behalf of Lazard Retirement Small Cap Portfolio (the "Acquiring Fund"); and Phoenix Variable Advisors, Inc. A copy of the Agreement and Plan of Reorganization is included as an exhibit to the prospectus (the "Prospectus") included in the Registration Statement on Form N-14 of the Acquiring Company (Registration No. 333-122944) (the "Registration Statement"). You have advised us that each of the Acquiring Fund and the Phoenix Fund has qualified as a "regulated investment company" within the meaning of Subchapter M of the United States Internal Revenue Code of 1986, as amended (the "Code"), for each of their taxable years of operation ending on or before or including the Closing Date.

In rendering this opinion, we have examined the Agreement and Plan of Reorganization, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon statements and representations of the Phoenix Trust, on behalf of the Phoenix Fund, and of the Acquiring Company, on behalf of the Acquiring Fund, made in the Registration Statement and to us for our use in rendering this opinion. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Phoenix Trust, on behalf of the Phoenix Fund, and of the Acquiring Company, on behalf of the Acquiring Fund, representing as to certain facts, occurrences and information. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Reorganization, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

Based on the foregoing, it is our opinion that for Federal income tax purposes:

          a) the transfer of all of the Phoenix Fund's Assets to the Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Phoenix Fund followed by the distribution by the Phoenix Fund of Acquiring Fund Shares to the Phoenix Fund shareholders in complete liquidation of the Phoenix Fund will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Phoenix Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

          b) no gain or loss will be recognized by the Acquiring Fund upon the receipt of all of the Assets of the Phoenix Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Phoenix Fund;

          c) no gain or loss will be recognized by the Phoenix Fund upon the transfer of the Phoenix Fund's Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Phoenix Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Phoenix Fund shareholders in exchange for such shareholders' shares of the Phoenix Fund in liquidation of the Phoenix Fund pursuant to the Reorganization;

          d) no gain or loss will be recognized by the Phoenix Fund shareholders upon the exchange of their Phoenix Fund shares solely for Acquiring Fund Shares in the Reorganization;

          e) the aggregate tax basis of Acquiring Fund Shares received by each Phoenix Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Phoenix Fund shares held by such shareholder immediately prior to the Reorganization. The holding period of the Acquiring Fund Shares to be received by each Phoenix Fund shareholder pursuant to the Reorganization will include the period during which the Phoenix Fund shares exchanged therefor were held by such shareholder, provided such Phoenix Fund shares were held as capital assets at the time of the Reorganization; and

          f) the tax basis of the Phoenix Fund's Assets acquired by the Acquiring Fund pursuant to the Reorganization will be the same as the tax basis of such assets to the Phoenix Fund immediately before the Reorganization. The holding period of the Assets of the Phoenix Fund in the hands of the Acquiring Fund will include the period during which those Assets were held by the Phoenix Fund.

No opinion is expressed as to the effect of the Reorganization on (i) the Phoenix Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the Fund that is required to recognize unrealized gains and losses for Federal income tax purposes under a mark-to-market system of accounting.

The opinion expressed herein is rendered only with respect to the specific matters discussed herein. We express no opinion with respect to any other Federal, state, local or foreign income tax or legal aspect of the Reorganization, and no inference should be drawn with respect to any matter not expressly opined upon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Company, on behalf of the Acquiring Fund, or any distributor or dealer in connection with the qualification of the Acquiring Fund Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is for the exclusive benefit of the Phoenix Trust, on behalf of the Phoenix Fund, and the Acquiring Company, on behalf of the Acquiring Fund, and their respective shareholders. No other person shall be entitled to rely on this opinion.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP